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                               STEWART R. HOREJSI

                                                                  March 25, 1998

Dear Fellow Shareholder:

     By now you probably have received a long letter from the management of a mutual fund that you own, the Preferred Income Management Fund Incorporated. They complain loudly about my efforts to elect two of the Fund's six directors in opposition to the management of the Fund. Look closely at the facts, and I believe you will agree with me that the Fund's management and their handpicked directors are mostly worried about keeping their Board seats and all the fees that come with the seats.

     - WHOSE INTEREST IS ALIGNED WITH YOURS? The Fund's management acts like it is wrong that the companies and trusts I manage have invested $50 million in the Fund. The management directors don't make a very big point of how much of their own money they have put in the Fund. In fact, the two management nominees have only 1,000 and 508 shares. THEY HAVE EACH RECEIVED MUCH MORE MONEY IN FEES FROM THE FUND THAN THEY HAVE INVESTED IN IT. In fact, none of the six captive directors personally has a significant investment in the Fund. If the management directors are so confident that the Fund is heading in the right direction, why haven't they put their money where their mouth is? IN CONTRAST, NO ONE HAS A BIGGER FINANCIAL INTEREST THAN I DO IN MAKING SURE THAT THE FUND INVESTS WISELY.

     - LOOK AT THE FACTS. The Fund pays Flaherty & Crumrine $1.4 million a year in fees to provide investment advice. Flaherty & Crumrine handpick the directors of the Fund that approve these fees, and put these directors on three Flaherty & Crumrine boards that all do much the same work. So the Flaherty & Crumrine directors get $33,000 a year in fees for attending four meetings a year. THE FLAHERTY & CRUMRINE DIRECTORS GET MORE MONEY FROM OTHER FLAHERTY & CRUMRINE COMPANIES THAN FROM THE FUND. And, according to SEC filings, one of Flaherty & Crumrine's nominees received almost $125,000 as the handpicked management director sitting on the boards of 16 mutual funds in 1996. That, I believe, is a very dangerous situation for Fund shareholders. These directors should not be considered YOUR directors.

     In discussions with Flaherty & Crumrine, I agreed to call off this proxy contest and compromise. However, Flaherty & Crumrine demanded that I stop talking about some key issues. In particular, I asked: SHOULD FLAHERTY & CRUMRINE BOTH ADVISE THE FUND AND ALSO APPOINT ALL OF THE OFFICERS OF THE FUND? SHOULD THE FUND'S INDEPENDENT DIRECTORS TAKE MONEY FROM OTHER FUNDS ADVISED BY FLAHERTY & CRUMRINE? I refuse to stop asking these questions.

     - DON'T LET THEM USE SCARE TACTICS. You may think after reading material sent out by the Fund's management that this proxy contest is about imminent changes in the Fund's investment focus. They use a lot of ink deploring possible changes. The truth is, the world has changed. Capital gains tax rates have been reduced. Congress is evaluating whether to eliminate the dividend received deduction for preferred stocks. Management's directors want to ignore these changes and continue on as if nothing has happened. I want to consider whether these changes mean that a shift in the Fund's investment focus is a good idea. The Fund should have the right to consider investing in attractive common stock opportunities.
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Why won't Flaherty & Crumrine consider a change in investment focus? I believe the answer is that Flaherty & Crumrine's expertise is in preferred stocks and not common stocks. They will lose fees if the Fund hires someone else to provide advice on common stocks.

     The Fund's management falsely implies that we might make the Fund invest in troubled, high risk companies. This is simply not true and another example of their scare tactics. We will only recommend investments that offer good potential, are not high risk, and are appropriate for a mutual fund. AFTER ALL, THE COMPANIES AND TRUSTS I MANAGE HAVE $50 MILLION INVESTED IN THE FUND COMPARED TO VERY LITTLE FOR ALL SIX CAPTIVE DIRECTORS.

     But even if we are successful, we will only have elected two of six directors and will not control the Fund. More importantly, and what the Fund's management does not tell you, NO CHANGES CAN BE MADE IN THE FUND'S INVESTMENT FOCUS WITHOUT SHAREHOLDER APPROVAL. In fact, even if the Fund's directors and shareholders approve a change in investment focus, I believe the focus should be changed only gradually in response to opportunities in the market. Neither the Fund's management nor you have any reason to fear an overnight change in the Fund's strategy. But the Fund's management is using scare tactics to make you think otherwise.

     - THE BOTTOM LINE. In closing, let me address the key issue in this proxy contest. Why would the Fund's management use scare tactics about sudden, forced changes in the Fund's investment focus? MAYBE THIS ELECTION IS NOT REALLY ABOUT THE FUND'S INVESTMENT FOCUS, BUT RATHER ABOUT INCUMBENT MANAGEMENT TRYING TO SAVE THEIR JOBS AND THEIR FEES. Flaherty & Crumrine want to keep their control of the Board by making sure all of the Fund directors continue to be their handpicked candidates. Don't let the Fund's management stifle debate on the Board. Let the shareholders decide what is best for the Fund.

     - YOUR VOTE IS IMPORTANT. Whether or not you vote for or against our nominees we urge you to vote. Remember that your vote counts. Please help us elect two directors that will represent the shareholders -- not Flaherty & Crumrine. Thank you for your support.

                                            Sincerely,

                                            /s/ Stewart R. Horejsi
                                            Stewart R. Horejsi

                                   IMPORTANT

               Please sign, date and return your BLUE PROXY CARD
                 today in the enclosed, postage paid envelope.

     If you have questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson & Company Inc. at 1-800-223-2064.